Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 24, 2017, with respect to the consolidated financial statements and schedule of MISONIX, INC. as of June 30, 2017 and for the years ended June 30, 2017 and 2016 included in the Annual Report on Form 10-K for the year ended June 30, 2018, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

May 29, 2019